Exhibit 99.1

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Gaiam, Inc.

Louisville, Colorado

We have audited the accompanying consolidated balance sheets of Gaia, Inc. and subsidiaries (the “Company”) as of December 31, 2014 and 2013, and the related consolidated statements of operations, equity, and cash flows for each of the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Gaia, Inc. and subsidiaries as of December 31, 2014 and 2013, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

EKS&H LLLP

Denver, Colorado

Gaia, Inc.

Consolidated Balance Sheets

	December 31,
(in thousands)	2014	2013
ASSETS
Current assets:
Cash	$1,362	$1,519
Accounts receivable	31	36
Inventory, less allowances	172	261
Prepaid expenses and other current assets	1,443	608

Total current assets	3,008	2,424
Property, equipment and media library, net	8,377	5,176
Goodwill and other intangibles, net	10,816	11,487
Other assets	1,568	—

Total assets	$23,769	$19,087

LIABILITIES AND PARENT COMPANY EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$1,019	$635
Deferred revenue	818	464

Total current liabilities	1,837	1,099
Commitments and contingencies
Parent Company Equity
Parent Company investment in Gaia, Inc.	21,932	17,988

Total liabilities and Parent Company equity	$23,769	$19,087

See accompanying notes to consolidated financial statements.

Gaia, Inc.

Consolidated Statements of Operations

	Years ended December 31,
(in thousands)	2014	2013
Net revenues	$10,134	$5,466
Cost of revenues	2,261	2,469

Gross Profit	7,873	2,997

Gross Margin	77.7%	54.8%

Expenses:
Selling and operating	13,318	10,157
Corporate, general and administrative	3,047	2,766
Acquisition-related costs	—	76

Total expenses	16,365	12,999

Loss from operations	(8,492)	(10,002)
Other expense	48	—

Loss before income taxes	(8,540)	(10,002)
Income tax expense	—	—

Net loss	$(8,540)	$(10,002)

See accompanying notes to consolidated financial statements.

Gaia, Inc.

Consolidated Statements of Equity

(in thousands)	Parent Company Investment in Gaia, Inc.
Balance at January 1, 2013	4,506
Net transfers from Parent Company	23,484
Net loss	(10,002)

Balance at December 31, 2013	17,988
Net transfers from Parent Company	12,484
Net loss	(8,540)

Balance at December 31, 2014	$21,932

See accompanying notes to consolidated financial statements.

Gaia, Inc.

Consolidated Statements of Cash Flows

	Years ended December 31,
(in thousands)	2014	2013
Operating activities:
Net loss	$(8,540)	$(10,002)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,295	2,106
Share-based compensation expense	93	73
Changes in operating assets and liabilities, net of effects from acquisitions
Accounts receivable	5	(13)
Inventory	89	(132)
Prepaid expenses and other assets	(789)	(339)
Accounts payable and accrued liabilities	384	99
Deferred revenue	354	58

Net cash used in operating activities	(6,109)	(8,150)

Investing activities:
Additions to property, equipment and media library	(4,780)	(2,943)
Acquisition of businesses	—	(5,982)
Purchase of intangibles, equity method investments and other assets	(1,659)	(24)

Net cash used in investing activities	(6,439)	(8,949)

Financing activities:
Net transfers from Parent Company	12,391	16,796

Net cash provided by financing activities	12,391	16,796

Net increase (decrease) in cash	(157)	(303)
Cash at beginning of year	1,519	1,822

Cash at end of year	$1,362	$1,519

See accompanying notes to consolidated financial statements.

Gaia, Inc.

Notes to Consolidated Financial Statements

Note 1: Basis of Presentation

In 2014, Gaiam, Inc. (“Gaiam”) announced that its board of directors authorized its management to proceed with a plan to separate its subscription business into a separately traded public company. The separation will occur through a distribution to Gaiam’s shareholders of all of the shares of common stock of Gaia, Inc. (“Gaia”), which holds all of the related businesses, assets and liabilities of the subscription business. Gaia was incorporated in Colorado in 2006 and is a wholly-owned subsidiary of Gaiam.

The authorized capital stock of Gaia is 250,000,000 shares, and consists of 150,000,000 shares of Class A common stock, $.0001 par value per share, 50,000,000 shares of Class B common stock, $.0001 par value per share, and 50,000,000 shares of preferred stock, par value $.0001 per share.

The accompanying consolidated financial statements, which include Gaia, Inc. and its wholly owned subsidiary, have been prepared on a stand-alone basis and are derived from Gaiam’s consolidated financial statements and accounting records. The consolidated financial statements represent Gaia’s financial position, results of operations, and cash flows as its business has been operated as part of Gaiam prior to the planned distribution, in conformity with U.S. generally accepted accounting principles.

Historically, stand-alone financial statements have not been prepared for Gaia. Management believes the assumptions underlying the allocations included in the financial statements are reasonable. However, the financial statements may not necessarily reflect Gaia’s results of operations, financial position and cash flows in the future or, what Gaia’s results of operations, financial position and cash flows would have been had Gaia been a stand-alone company during the periods presented herein.

The accompanying financial statements include allocations of costs that were incurred by Gaiam for functions such as corporate human resources, finance and legal, including the costs of salaries, benefits and other related costs. The total costs allocated to the accompanying financial statements for these functions totaled approximately $1.9 million, and $2.1 million for the years ended December 31, 2014 and 2013, respectively. These expenses have been allocated to Gaia based on direct usage or benefit where identifiable, with the remainder allocated on the basis of revenues, headcount, or other measures. As a stand-alone public company, our total costs related to such support functions may differ materially from the costs that were historically allocated to it from Gaiam. See Note 3 to the consolidated financial statements for additional information regarding related party transactions.

All intercompany transactions between the Gaia entities have been eliminated. Transactions between Gaia and Gaiam are reflected in equity in the consolidated balance sheet as “Parent Company investment in Gaia, Inc.” and in the consolidated statement of cash flows as a financing activity in “Net transfers from Parent Company.” See Note 3 for additional information regarding related party transactions.

Following the separation, Gaia and Gaiam will operate as separate publicly traded companies, and neither will have any stock ownership, beneficial or otherwise, in the other. In connection with the separation Gaia and Gaiam will enter into certain agreements, including a transition services agreement, in order to govern ongoing relationships between the two companies after the separation and provide for an orderly transition.

Gaia, Inc.

Notes to Consolidated Financial Statements

References in these Notes to Consolidated Financial Statements to “we”, “us”, “our” or “Gaia” refer to Gaia, Inc. and its consolidated subsidiaries, unless we indicate otherwise.

Note 2: Summary of Significant Accounting Policies

Description of Business

We operate a global digital video subscription service with approximately 7,000 titles which caters to a unique and underserved subscriber base. Our digital content is available to our subscribers on virtually any Internet connected device anytime, anywhere commercial free. The subscription also allows our subscribers to download and view files in the library without being actively connected to the Internet. Through our online Gaiam TV subscription service, our customers have unlimited access to a vast library of inspiring films, personal growth related content, cutting edge documentaries, interviews, yoga classes, and more – 90% of which is exclusively available to our subscribers for digital streaming on virtually any Internet connected device.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying disclosures. These estimates may be adjusted due to changes in future economic, industry, or customer financial conditions, as well as changes in technology or demand. Estimates are used in accounting for, among other items, allowances for doubtful accounts receivable, inventory reserves, stock-based compensation, corporate allocations, useful lives for depreciation and amortization of long-lived assets, useful lives and amortization of the media library, future cash flows associated with impairment testing for goodwill, indefinite-lived intangible assets and other long-lived assets, deferred tax assets, uncertain income tax positions, and contingencies. Actual results may ultimately differ from estimates, although management does not believe such differences would materially affect the financial statements in any individual year. However, there are no assurances that such differences may not be materially different. Estimates and assumptions are periodically reviewed and the effects of revisions are reflected in the consolidated financial statements in the period that they are determined.

Cash

Cash represents demand deposits with financial institutions. Cash balances are presented based on the cash on hand in Gaia controlled accounts. This does not necessarily reflect all the cash available to fund our operations prior to our separation from Gaiam.

While there can be no assurances, we believe our cash on hand, cash expected to be generated from future operations, future cash contributions from Gaiam prior to the planned separation and/or new credit facilities, and available carried forward tax net operating losses should be sufficient to fund our operations on both a short-term and long-term basis. However, our projected cash needs may change as a result of acquisitions, product development, unforeseen operational difficulties or other factors.

Gaia, Inc.

Notes to Consolidated Financial Statements

Concentration of Risk and Allowances for Doubtful Accounts

The majority of our sales are through credit cards, which are billed at the start of the subscription period. We evaluate the need for an estimate of expected losses based on financial condition of our customers, historical trends, and the time outstanding of specific balances to estimate the amount of accounts receivable that may not be collected in the future and record the appropriate provision.

Inventory

Inventory consists primarily of finished goods held for sale and is stated at the lower of cost (first-in, first-out method) or market. Management identifies the inventory items to be written down for obsolescence based on the item’s current sales status and condition. We write down discontinued or slow moving inventories based on an estimate of the markdown to retail price needed to sell through the current stock level of the inventories. As of December 31, 2014 and 2013, we estimated obsolete or slow-moving inventory to be approximately $52 thousand and $31 thousand, respectively.

Prepaid Expenses and Other Current Assets

Prepaid expenses represent payments made for goods and services to be received in the near future. Other current assets include $967 thousand related to cash collected by Gaiam on our behalf that had not been transferred as of December 31, 2014 and was therefore a receivable from Gaiam. The receivable was fully settled in early 2015.

Property and Equipment

Property and equipment is stated at cost less accumulated depreciation and amortization. Included in property and equipment is the cost of internal-use software, including software used in connection with Gaia’s websites. All costs related to the development of internal-use software, other than those incurred during the application development stage, are expensed as incurred. Costs incurred during the application development stage are capitalized and amortized over the estimated useful life of the software, which is typically three years. Depreciation of property and equipment is computed on the straight-line method over estimated useful lives, generally three to five years. We amortize leasehold and building improvements over the shorter of the estimated useful lives of the assets or the remaining term of the lease or remaining life of the building, respectively.

Business Combination Accounting

The attainment of a controlling interest in a business is accounted for using the acquisition method. In determining the estimated fair value of certain acquired assets and liabilities, management makes assumptions based upon many different factors, such as historical and other relevant information and analyses performed by independent parties. Assumptions may be incomplete, and unanticipated events and circumstances may occur that could affect the validity of such assumptions, estimates, or actual results.

Gaia, Inc.

Notes to Consolidated Financial Statements

Media Library

Our media library represents the lower of unamortized cost or net realizable value of digital media content acquired through business combinations, asset purchases, capitalized costs to produce our proprietary media content, and rights obtained through license arrangements, all of which we make available to our customers.

Our acquired media library consists of the fair value of media assets obtained through asset acquisitions and business combinations recorded at the estimated fair value of the titles acquired, which is based on a number of factors, including: the number of titles, the total hours of content, the production quality and age of the acquired library.

Our licensed media library is obtained through license arrangements, for which we pay an advance against future royalties or an upfront license fee, in exchange for the distribution rights for a specific license window, but can also be obtained for a fixed fee for perpetuity. These payments are capitalized at the time of payment. Certain agreements also include an ongoing royalty obligation, which entitles the licensor to a share of the revenues generated from the licensed works. These expenses are calculated and accrued on a monthly basis and included in costs of revenues. We pay these accrued royalties on a quarterly basis and therefore have included the related liability in accounts payable and accrued liabilities.

Our produced media library content consists of capitalized costs incurred to produce original media content, including salary and overhead costs of our in house production team and other third-party costs.

We amortize our media library in cost of revenues on a straight-line basis over the shorter of the license period or the estimated useful life of the titles, which typically ranges from 12 to 90 months. The amortization period begins with the first month of availability.

Management reviews content viewership to determine whether the viewing patterns correlate with initial estimates supporting the amortization period utilized. If current estimates indicate that viewing is significantly higher in earlier periods relative to the remaining amortization period, we will begin amortizing the respective titles on an accelerated basis over the amortization period. In 2014 and 2013, we recorded additional amortization of $0 and $903 thousand, respectively, based on this analysis.

Our media library is reviewed for impairment when an event or change in circumstances indicates that the carrying amount of the library may not be recoverable. Recoverability of the media library is measured by a comparison of the carrying amount of the media library to estimated undiscounted future cash flows expected to be generated by the media library. If the carrying amount of the media library exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying value of the media library exceeds its fair value.

Goodwill and Other Intangibles

Goodwill represents the excess of the purchase consideration over the estimated fair value of assets acquired less liabilities assumed in a business acquisition. Our other intangibles consist of customer related assets and acquired domain names. We have only one reporting unit; therefore, goodwill is assessed at the enterprise level. We review goodwill for impairment annually on December 31. We have the option of first assessing qualitative factors to determine whether events and circumstances indicate that it is more likely than not that the fair value of a goodwill reporting unit is less than its carrying amount. If it is determined that the fair value for a goodwill reporting unit is more likely than not greater than the carrying amount for that goodwill reporting unit, then the two-step impairment test is unnecessary. If it is determined that the two-step impairment test is necessary, then for step one, we compare the estimated fair value of a goodwill reporting unit with its

Gaia, Inc.

Notes to Consolidated Financial Statements

carrying amount, including goodwill. If the estimated fair value of a goodwill reporting unit exceeds its carrying amount, we consider the goodwill of the reporting unit not impaired. If the carrying amount of a goodwill reporting unit exceeds its estimated fair value, we perform the second step of the goodwill impairment test to measure the amount of impairment loss. We use either a comparable market approach or a traditional present value method to test for potential impairment. The process of evaluating the potential impairment of goodwill is highly subjective and requires significant judgment at many points during the analysis. Application of alternative assumptions and definitions could yield significantly different results. During 2014 and 2013, no impairment of goodwill or other intangibles was indicated.

Long-Lived Assets

We evaluate the carrying value of long-lived assets held and used, other than goodwill, when events or changes in circumstances indicate the carrying value may not be recoverable. We consider the carrying value of a long-lived asset impaired when the total projected undiscounted cash flows from such asset are separately identifiable and are less than the carrying value. We recognize a loss based on the amount by which the carrying value exceeds the estimated fair value of the long-lived asset. We determine the estimated fair value primarily using the projected cash flows from the asset discounted at a rate commensurate with the risk involved. During 2014 and 2013, no impairment was recorded.

Revenues

Revenues primarily consist of subscription fees paid by our customers. We recognize revenues when the following four basic criteria are met: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services have been rendered; (3) the seller’s price to the buyer is fixed or determinable; and (4) collectability is reasonably assured. We recognize amounts billed to customers for postage and handling as revenues at the same time we recognize the revenues arising from the product sale. We present revenues net of taxes collected from customers. Revenues are recognized ratably over the subscription term. Deferred revenue consists of subscription fees collected from customers that have not been earned.

Marketing

Marketing costs consist primarily of advertising expenses, which include promotional activities such as online advertising and public relations expenditures. Advertising costs are expensed as incurred. Advertising expenses were $4.5 million and $3.4 million for the years ended December 31, 2014 and 2013, respectively.

Share-Based Compensation

Our employees have historically participated in Gaiam’s share-based compensation plans. Share-based compensation has been allocated to Gaia based on the awards and terms previously granted to our employees. The principal awards issued under the share-based compensation plans are non-qualified stock options. We recognize compensation cost for share-based awards based on the estimated fair value of the award on date of grant. We measure compensation cost at the grant date

Gaia, Inc.

Notes to Consolidated Financial Statements

based on the estimated fair value of the award and recognize compensation cost upon the probable attainment of a specified performance condition or over a service period. We use the Black-Scholes option valuation model to estimate the fair value of the award. In estimating this fair value, we use certain assumptions, as disclosed in Note 9 Share-Based Compensation, consisting of the expected life of the option, risk-free interest rate, dividend yield, and volatility. The use of a different estimate for any one of these components could have a material impact on the amount of calculated compensation expense.

Income Taxes

Our operations have historically been included in Gaiam’s consolidated federal tax return and certain consolidated state returns. The income tax expense in these financial statements has been determined on a stand-alone return basis, which requires the recognition of income taxes using the liability method. Under this method, Gaia is assumed to have historically filed a separate return, reporting our taxable income or loss and paying applicable tax based on its separate taxable income and associated tax attributes in each tax jurisdiction. The calculation of income taxes on the separate return basis requires considerable judgment and the use of both estimates and allocations. As a result, our effective tax rate and deferred tax balances will differ significantly from those in Gaiam’s historic periods. Additionally, the deferred tax balances as calculated on the separate return basis will differ from the deferred tax balances of Gaia, if legally separated. See Note 8 for additional information on Gaia’s income taxes and unrecognized tax benefits.

Defined Contribution Plan

Gaia’s employees have historically participated in Gaiam’s defined contribution retirement plan under Section 401(k) of the Internal Revenue Code of 1986, as amended (“Internal Revenue Code”). Eligible employees may contribute amounts to the plan, via payroll withholding, subject to certain limitations. The 401(k) plan permits, but does not require, Gaia to make additional matching contributions to the 401(k) plan on behalf of all participants in the 401(k) plan. We match 50% of an employee’s contribution, up to an annual maximum matching contribution of $1,500. We made matching contributions to the 401(k) plan of $42 thousand and $31 thousand in each of the years ended December 31, 2014 and 2013, respectively.

Fair Value of Financial Instruments

The carrying amounts of our cash and cash equivalents, accounts receivable, accounts payable and other current liabilities approximate their fair values.

New Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606) which amended the existing accounting standards for revenue recognition. ASU 2014-09 establishes principles for recognizing revenue upon the transfer of promised goods or services to customers, in an amount that reflects the expected consideration to be received in exchange for those goods or services. It is effective for annual reporting periods beginning after December 15, 2016. Early adoption is not permitted. The amendments may be applied retrospectively to each prior period presented or retrospectively with the cumulative effect recognized as of the date of initial application. We are currently in the process of evaluating the impact of adoption of the ASU on its consolidated financial statements, but do not expect the impact to be material.

Gaia, Inc.

Notes to Consolidated Financial Statements

Note 3: Related Party Transactions

Gaiam provided Gaia certain services, which included the administration of employee compensation and benefits, public and investor relations, corporate income tax and legal services. In addition, we historically paid Gaiam for our utilization of the building and facilities. Some of these services will continue to be provided to Gaia on a temporary basis following the distribution. The financial information in these consolidated financial statements does not necessarily include all the expenses that would have been incurred had we been a separate, stand-alone entity. As such, the financial information herein may not necessarily reflect our consolidated financial position, results of operations, and cash flows in the future or what they would have been had we been a separate, stand-alone entity during the period presented. Management believes that the methods used to allocate expenses to Gaia are reasonable.

As disclosed in Note 12 Subsequent Events, Gaiam contributed 100% of its ownership interest of the building to Gaia in January 2015.

Transactions between Gaia and Gaiam are reflected in equity in the consolidated balance sheet as “Parent Company investment in Gaia, Inc.” and in the consolidated statement of cash flows as a financing activity in “Net transfers from Parent Company.”

As part of the acquisition of My Yoga Online, we entered into a transition services agreement with the sellers to perform certain services to maintain operations, including marketing activities, during the transition period. Due to the shares issued as purchase consideration the sellers were shareholders of Gaiam during the period these services were provided. The terms of this arrangement provided for cost reimbursement only with no markup. During 2014 we reimbursed the seller $988 thousand for costs incurred under the agreement. As of December 31, 2014 the transition services agreement has been terminated.

Note 4: Business Combinations

On October 31, 2013, Gaia acquired 100% of the outstanding common stock of My Yoga Online, ULC (“My Yoga Online”). The purchase price was funded through a cash transfer from Gaiam to Gaia, and the issuance of Gaiam stock. My Yoga Online was the largest on-line yoga video streaming subscription business in Canada with a content library of over 1,300 video titles and an active on-line, international community. As a result of the acquisition, we grew our subscriber base and expanded the content offering to the existing subscribers of both companies.

In 2013, we incurred $76 thousand of third-party acquisition-related costs. The expenses are included in acquisition-related costs for 2013.

Goodwill of $10.6 million arising from the acquisition is primarily due to the domain expertise of the assembled workforce that has demonstrated an ability to generate new content, subscriber growth and revenues from future subscribers. The total amount is expected to be deductible for tax purposes.

Gaia, Inc.

Notes to Consolidated Financial Statements

The following table summarizes the consideration paid for My Yoga Online and the amounts of the assets acquired and liabilities assumed recognized at the acquisition date based on a third-party valuation of certain intangible assets. The purchase price was determined based on a multiple of 2014 pre-tax earnings.

(in thousands)
Fair Value of Consideration Transferred (including for 1,300 video titles)
Cash	$5,982
Gaiam common shares	6,615

Recognized amounts of identifiable assets acquired and liabilities assumed
Property and equipment	65
Media library	1,270
Identified intangible assets
Customer relationships	860
Domain names	130
Deferred revenue	(337)

Total identifiable net assets	1,988

Goodwill	$10,609

The fair value of the common shares issued was determined based on published market price of Gaiam common stock at the date of the acquisition.

The acquired business contributed revenues of approximately $500 thousand and net loss of $195 thousand to Gaia for the period from October 31, 2013 to December 31, 2013. The following unaudited pro forma summary presents consolidated information of Gaia as if the business combination had occurred on January 1, 2013:

(in thousands)	Pro Forma Year Ended December 31, 2013
Net revenues	$7,744
Net loss	$(9,120)

These pro forma results of operations have been prepared for comparative purposes only, and they do not purport to be indicative of the results of operations that actually would have resulted had the acquisitions occurred on the date indicated or that may result in the future.

Gaia, Inc.

Notes to Consolidated Financial Statements

Note 5: Property, Equipment and Media Library

Property, equipment and Media Library consisted of the following at December 31:

(in thousands)	2014	2013
Building improvements	$175	$101
Website development costs and other software	2,891	1,257
Studio, computer and telephone equipment	290	237
Media library	6,980	4,177

	10,336	5,772
Accumulated depreciation and amortization	(1,959)	(596)

	$8,377	$5,176

Depreciation and amortization expense for property and equipment totaled $1,579 thousand and $1,903 thousand, for the years ended December 31, 2014 and 2013, respectively.

Estimated depreciation and amortization expense for future years is as follows:

(in thousands)
2015	$2,021
2016	1,727
2017	1,271
2018	934
2019	917
Thereafter	1,507

$8,377

Note 6: Goodwill and Other Intangible Assets

The following table sets forth the changes in goodwill for the period January 1, 2013 through December 31, 2014.

(in thousands)	2014	2013
Balance, January 1	$10,609	$—
Acquisitions	—	10,609

Balance, December 31	$10,609	$10,609

Gaia, Inc.

Notes to Consolidated Financial Statements

The following table represents our other intangibles by major class as of December 31:

(in thousands)	2014	2013
Amortized intangible assets
Customer related
Gross carrying amount	$860	$957
Accumulated amortization	(860)	(241)

	$—	$716

Unamortized intangible assets
Domain names	$207	$162

The customer related intangible assets are being amortized on the straight-line basis over periods ranging from 12 to 18 months. Amortization expense for the years ended December 31, 2014 and 2013 was $716 thousand and $203 thousand, respectively.

Note 7: Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities consist of the following as of December 31:

(in thousands)	2014	2013
Accounts payable	$545	$—
Accrued compensation	387	333
Other accrued liabilities	84	299
Income taxes payable	3	3

	$1,019	$635

Gaia, Inc.

Notes to Consolidated Financial Statements

Note 8: Income Taxes

Our operations have historically been included in Gaiam’s U.S. consolidated federal and state income tax returns. Income tax expense and deferred tax balances are presented in these financial statements as if we filed our own tax returns in each jurisdiction. These statements include tax losses and tax credits that may not reflect the tax positions taken by Gaiam. In many cases, tax losses and tax credits generated by Gaia have been used by Gaiam.

Income taxes have been based on the following components of “Loss from operations and loss before income taxes” in the consolidated statements of operations:

(in thousands)	2014	2013
Domestic	$(8,540)	$(9,807)
International	—	(195)

	$(8,540)	$(10,002)

Variations from the federal statutory rate are as follows:

(in thousands)	2014	2013
Expected federal income tax expense (benefit) at statutory rate of 34%	$(2,904)	$(3,400)
Establishment of valuation allowance on net deferred tax assets	3,109	3,573
Effect of permanent other differences	9	7
State income tax expense (benefit), net of federal benefit	(128)	(150)
Other	(86)	(30)

Income tax expense (benefit)	$—	$—

Gaia, Inc.

Notes to Consolidated Financial Statements

Deferred income taxes reflect net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The components of the net accumulated deferred income tax assets as of December 31:

(in thousands)	2014	2013
Deferred tax assets (liabilities):
Current:
Inventory-related expense	$23	$13
Accrued liabilities	374	273

Total current deferred tax assets	397	286
Valuation allowance	(397)	(286)

Total current deferred tax assets, net of valuation allowance	—	—

Non-current:
Depreciation and amortization	28	245
Section 181 qualified production expense	(1,306)	(616)
Net operating loss carryforward	14,961	11,048
Media library	—	8
Tax credits	9	9

Total non-current deferred tax assets	13,692	10,694
Valuation allowance	(13,692)	(10,694)

Total non- current deferred tax assets, net of valuation allowance	—	—

Net deferred tax asset	$—	$—

Periodically, management performs assessments of the realization of our net deferred tax assets considering all available evidence, both positive and negative. A significant piece of evidence evaluated was the cumulative loss incurred over the three-year period ended December 31, 2014. Such objective evidence limits the ability to consider other subjective evidence such as our projections for future growth. On the basis of this assessment, a full valuation allowance was required for the 2014 and 2013 periods. As income is generated in future periods, we expect to reverse the valuation allowance accordingly and utilize the deferred tax assets.

We recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. We measure the tax benefits recognized in the consolidated financial statements from such a position based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate resolution. The application of income tax law is inherently complex. Laws and regulations in this area are voluminous and are often ambiguous. As such, we are required to make many subjective assumptions and judgments regarding our income tax exposures. Interpretations of and guidance surrounding income tax law and regulations change over time and may result in changes to its subjective assumptions and judgments which can materially affect amounts recognized in its consolidated balance sheets and consolidated statements of operations. The result of our assessment of our uncertain tax positions did not have a material

Gaia, Inc.

Notes to Consolidated Financial Statements

impact on our consolidated financial statements. We recognize interest and penalties related to income tax matters in interest and other income (expense) and corporate, general and administration expenses, respectively.

Note 9: Share-Based Compensation

Gaiam granted share-based awards to its officers and other key employees, including certain Gaia individuals. The following disclosures reflect the portion of Gaiam’s programs in which our employees participated. All awards granted under the programs consist of shares of Gaiam’s Class A common stock and are not necessarily indicative of the results that we would have experience as an independent, publicly-traded company for the period presented. Upon separation, we will issue Gaia options to our employees under our own incentive programs.

During 2009, Gaiam adopted the Gaiam, Inc. 2009 Long-Term Incentive Plan (the “Plan”). The purpose of the Plan is to advance Gaiam’s interests and those of its shareholders by providing incentives to certain persons, who contribute significantly to its strategic and long-term performance objectives and growth. An aggregate of not more than 3 million of Gaiam’s Class A common shares, subject to certain adjustments, may be issued under the Plan, and the Plan terminates no later than April 23, 2019. The authority to grant new options under Gaiam’s 1999 Long-Term Incentive Plan expired on June 1, 2009. Gaiam has generally granted options under both of its incentive plans with an exercise price equal to the closing market price of its stock at the date of the grant and the options normally vest and become exercisable at 2% per month for the 50 months beginning in the eleventh month after date of grant. Compensation expense related to share-based payment awards is recognized on a straight-line basis over the requisite service periods of the awards, which are generally five years for employee options and two years for board members’ options. Commencing with options granted during 2011, Gaiam extended the expiration date for grants from seven to ten years from the date of grant.

The determination of the estimated fair value of share-based payment awards on the date of grant using the Black-Scholes option-pricing model is affected by Gaiam’s stock price as well as assumptions regarding a number of complex and subjective variables. Gaiam derives the expected terms from the historical behavior of participant groupings. Gaiam bases expected volatilities on the historically realized volatility of Gaiam’s stock over the expected term. Gaiam’s use of historically realized volatilities is based upon the expectation that future volatility over the expected term is not likely to differ from historical results. Gaiam bases the risk-free interest rate used in the option valuation model on U.S. Treasury zero-coupon issues with remaining terms similar to the expected term on the options. Gaiam’s dividend yield assumes no annual cash dividends. In accordance with FASB share-based compensation guidance, Gaiam is required to estimate forfeitures at the time of grant and revise those estimates in subsequent periods if actual forfeitures differ from those estimates. Gaiam primarily uses historical data by participant groupings to estimate option forfeitures and record share-based compensation expense only for those awards that are expected to vest.

Gaia, Inc.

Notes to Consolidated Financial Statements

In 2014 and 2013, Gaiam issued share options to our employees covering 170,000 and 112,500 shares, respectively. The following are the variables Gaiam used in the Black-Scholes option pricing model to determine the estimated grant date fair value for options granted under Gaiam’s 2009 and 1999 Long-Term Incentive Plans for each of the years presented:

	2014	2013
Expected volatility	48% - 59%	57% - 61%
Weighted-average volatility	55%	58%
Expected dividends	— %	— %
Expected term (in years)	1.1 - 7.8	5.1 - 7.8
Risk-free rate	0.14% - 2.37%	1.33% - 2.32%

The table below presents a summary of option activity granted to our employees under the Gaiam 2009 and 1999 Long-Term Incentive Plans as of December 31, 2014 and 2013, and changes during the years then ended:

(in thousands, except share and per share data)	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at January 1, 2013	75,000	$5.50
Granted	112,500	4.85
Excercised	—	—
Cancelled or forfeited	(2,500)	3.91

Outstanding at December 31, 2013	185,000	$5.12	7.2	$285
Granted	170,000	7.48
Excercised	(13,026)	4.34
Cancelled or forfeited	(20,000)	5.20

Outstanding at December 31, 2014	321,974	$6.49	8.1	$331

Exerecisable at December 31, 2014	64,074	$5.64	1.4	$98

Our employees exercised 13,026 options during 2014. No options were exercised during 2013. The weighted-average grant-date fair value of options granted during the years 2014 and 2013 was $4.11, and $2.87, respectively. The total fair value of shares granted to Gaia employees that vested was $61 thousand and $35 thousand during 2014 and 2013, respectively.

Our share-based compensation cost charged against income was $93 thousand and $73 thousand during 2014 and 2013, respectively, and is shown in corporate, general and administration expenses. As of December 31, 2014, there was $444 thousand of unrecognized cost related to nonvested shared-based compensation arrangements granted to our employees under the Gaiam 2009 and 1999 Long-Term Incentive Plans. We expect this cost to be recognized over a weighted-average period of 4.18 years.

Gaia, Inc.

Notes to Consolidated Financial Statements

Note 10: Commitments and Contingencies

Operating Leases

We currently occupy space in the building that was historically owned by Gaiam as noted in Note 3 Related Party Transactions. During 2014 and 2013, we did not have a formal lease agreement in place, however Gaiam allocated rent expense to us at what we believe to be market rate. Rent expense during 2014 and 2013 was $477 thousand and $518 thousand, respectively. With the contribution of the real estate to Gaia, we have no future lease obligation.

Risks and Uncertainties

We are subject to risks and uncertainties in the normal course of our business, including legal proceedings; governmental regulation, such as the interpretation of tax and labor laws; and consumer sensitivity to changes in general economic conditions. We have accrued for probable and estimable costs that may be incurred with respect to identified risks and uncertainties based upon the facts and circumstances currently available to us. Due to uncertainties in the estimating process, actual amounts incurred upon settlement could vary from those accruals.

Note 11: Geographic and Segment Information

Our chief operating decision maker reviews operating results on a consolidated basis and therefore have one reportable segment. All of our operations are located in the United States, while our customers are located around the world. No individual foreign location represents greater than 10% of revenues. The following represents the geographical data for our operations as of and for the years ended December 31:

(in thousands)	2014	2013
Net Revenues:
United States	$7,436	$4,646
International	2,698	820

	$10,134	$5,466

Gaia, Inc.

Notes to Consolidated Financial Statements

	As of December 31,
(in thousands)	2014	2013
Long-Lived Assets:
United States	$8,584	$6,054

Components of Long-Lived Assets (a)
Property, equipment and media library, net	$8,377	$5,176
Other intangibles, net	207	878

	$8,584	$6,054

(a)	Excludes goodwill of $10.6 million.

Note 12: Subsequent Events

In January 2015, Gaiam contributed cash of $2.5 million and real estate assets with a book value of $18.0 million to Gaia, which will be recorded as capital contributions. We intend to enter into a lease agreement with Gaiam for their portion of the office space.